Siteworks Building & Development Co.
                               2534 N. Miami Ave.
                                 Miami, FL 33127



                                December 21, 2005


U.S. Securities and Exchange Commission
100 F. Street, N.E.
Washington, D.C.  20549


         Re: SiteWorks Building & Development Co. (the "Company") Registration Statement on Form SB-2, File Number 333-124219

Ladies and Gentlemen:

         The Company hereby withdraws its application (the "Form RW") for an order granting withdrawal of its Registration Statement on Form SB-2 filed with the Securities and Exchange Commission (the "Commission") by the Company on April 21, 2005, in accordance with Rule 477 ("Rule 477") promulgated under the Securities Act of 1933, as amended. The Company filed the Form RW with the Commission on May 4, 2005. The Form RW contained inaccurate references to the Registration Statement and did not include all of the information required by Rule 477.

         If you have any questions on this matter, please call C. Michael Nurse at (305) 573-9339.

                                            Very truly yours,

                                            SITEWORKS BUILDING & DEVELOPMENT CO.


                                            By:   /s/ C. Michael Nurse
                                               ---------------------------------
                                                  C. Michael Nurse
                                                  President